Exhibit 99.1

REGIONAL CONSUMER LOAN BUSINESS

Regional Management Corp. (collectively with its subsidiaries, “Regional”) was incorporated in South Carolina in 1987, converted into a Delaware corporation in 2011, and closed its initial public offering in 2012. Its common stock is listed on the New York Stock Exchange under the symbol RM. The following is a brief description of Regional’s consumer loan business, including a general description of the underwriting and servicing policies and procedures customarily and currently employed for large loans, as set forth in the Credit and Collection Policy. There can be no assurance that Regional’s consumer loan business will not change over time.

Business Overview

Regional is a diversified consumer finance company providing an array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional began operations in 1987 with four branches in South Carolina and has expanded its branch network to 341 locations (or “branches”) with approximately 363,300 active accounts primarily across Alabama, Georgia, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas, and Virginia as of March 31, 2018. Regional also intends to expand its operations to the states of Missouri and Wisconsin in late 2018. Most of Regional’s loan products are secured, and each is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional’s loans are sourced through its multiple channel platform, which includes its branches, direct mail campaigns, retailers, digital partners, and consumer website. Regional operates an integrated branch model in which nearly all loans, regardless of origination channel, are serviced through its branch network, providing Regional with frequent in-person contact with its customers.

In the consumer finance industry in which Regional operates, customers may be described as prime or near-prime (more creditworthy) at one extreme and non-prime or sub-prime (less creditworthy) at the other. Regional’s customers are typically considered non-prime and require significantly higher levels of servicing than prime customers. As a result, customers are charged higher interest rates to compensate Regional for the related credit risks and servicing costs. However, providers of installment loans, such as Regional, generally offer loans with longer terms and lower interest rates than other alternatives available to underbanked consumers, such as title, payday, and pawn lenders.

Regional’s product offerings include:

•	Small Loans – Regional offers small installment loans with cash proceeds to the customer ranging from $500 to $2,500, with terms of up to 48 months. As of March 31, 2018, Regional had approximately 250,400 small loans outstanding representing $360.5 million in finance receivables, or an average of approximately $1,400 per loan.

•	Large Loans – Regional offers large installment loans with cash proceeds to the customer ranging from $2,501 to $20,000, with terms of between 18 and 60 months. As of March 31, 2018, Regional had approximately 84,800 large loans outstanding representing $363.9 million in finance receivables, or an average of approximately $4,300 per loan.

•	Automobile Loans – Through November 2017, Regional offered automobile loans of up to $27,500, generally with terms of between 36 and 72 months, that are secured by the purchased vehicle. As of March 31, 2018, Regional had approximately 6,000 automobile loans outstanding representing $48.7 million in finance receivables, or an average of approximately $8,050 per loan. Regional does not intend to originate new automobile loans in the future.

•	Retail Loans – Regional offers indirect retail loans of up to $7,500, with terms of between 6 and 48 months, which are secured by the purchased items. As of March 31, 2018, Regional had approximately 22,000 retail loans outstanding representing $31.9 million in finance receivables, or an average of approximately $1,450 per loan.

Large Loan Product

Regional’s large loan product is reserved for higher credit quality customers who meet more stringent underwriting requirements than those applied to small loan applicants. As a result, Regional generally charges a lower annual percentage rate on its large loans than on its small loans, with the substantial majority of large loans having an annual percentage rate at or below 36%. Regional originates its large loans in its branch network, via its direct mail programs, and to a lesser extent, through its digital partners. Large loans typically are secured by non-essential household goods and/or a lien on a vehicle, which may be an automobile, motorcycle, boat, or all-terrain vehicle.

A majority of Regional’s large loan borrowers are sourced from existing or former borrowers. In these cases, the performance of the previous or existing relationship provides Regional with additional information about the borrower’s likelihood of repayment and enables Regional to incorporate that experience into the underwriting process. Renewing small loans and large loans for current borrowers who have demonstrated their ability and willingness to repay into new and larger loans is an important part of Regional’s branch lending model. Renewal loans to existing customers primarily result from branch-based solicitation efforts and direct mail campaigns to qualified customers. Regional may also renew a past due loan, including where the borrower meets Delinquent Renewal underwriting criteria.

Demographically, as of March 31, 2018, Regional’s average large loan customer was approximately 53 years old and had an average FICO® score of 626, and for loans originated in the first quarter of 2018, Regional’s average large loan customer had an average household income of approximately $52,000.

Optional Ancillary Product Offerings

Regional also offers its customers various optional payment and collateral protection insurance products. Regional’s primary insurance products include optional credit life insurance, accident and health insurance, involuntary unemployment insurance, and personal property insurance. The insurance products are optional and not a condition of the loan, and Regional does not sell insurance to non-borrowers. Regional’s insurance products, including the types of products offered and their terms and conditions, vary from state to state in compliance with applicable laws and regulations. Premiums and other charges for insurance products are set at or below authorized statutory rates and are stated separately in Regional’s disclosures to its customers, as required by the federal Truth in Lending Act and by various applicable state laws.

Credit life insurance provides for the payment in full of the borrower’s credit obligation to the lender in the event of the borrower’s death and, in some states, may provide a payment to a secondary beneficiary listed by the borrower. Credit accident and health insurance provides for the repayment of certain loan installments to the lender that come due during an insured’s period of income interruption resulting from disability from illness or injury. Involuntary unemployment insurance provides for repayment of certain loan installments in the event the borrower is no longer employed as the result of a qualifying event, such as a layoff or reduction in workforce. Regional requires that customers maintain property insurance on any personal property securing loans and offers customers the option of providing proof of such insurance purchased from a third party (such as homeowners or renters insurance) in lieu of purchasing property insurance from Regional. Regional also requires proof of insurance on any vehicles securing loans, and in select markets, Regional offers vehicle single interest insurance on vehicles used as collateral on small and large loans.

All customers purchasing these types of insurance from Regional are required to sign multiple statements affirming that they understand that their purchase of insurance is optional and not a condition of the loan. In addition, a borrower may cancel purchased insurance at any time during the life of the loan, including in connection with an early payoff or loan refinancing. Borrowers who cancel within thirty (30) days of the date of purchase receive a full refund of the insurance premium, and borrowers who cancel thereafter receive a refund of the unearned portion of the insurance premium.

Apart from the various optional payment and collateral protection insurance products that Regional offers to its customers, on certain loans, Regional also collects a fee from its customers and in turn purchases non-file insurance from an unaffiliated insurance company for Regional’s benefit in lieu of recording and perfecting its security interest in personal property collateral. Non-file insurance protects Regional from credit losses where, following an event of default, Regional is unable to take possession of personal property collateral because Regional’s security interest is not perfected (for example, in certain instances where a customer files for bankruptcy). In such circumstances, non-file insurance generally will pay an amount equal to the lesser of the loan balance or the collateral value.

Regional markets and sells insurance policies as an agent of an unaffiliated insurance company and then remits to the unaffiliated insurance company the premiums Regional collects, net of refunds on prepaid loans and net of commission on new business. The unaffiliated insurance company then cedes to Regional’s wholly-owned insurance subsidiary, RMC Reinsurance, Ltd., the net insurance premium revenue and the associated insurance claims liability for all insurance products, including non-file insurance. In accepting the premium revenue and associated claims liability, RMC Reinsurance acts as reinsurer for all insurance products that Regional sells to its customers and for the non-file insurance that Regional purchases. RMC Reinsurance pays the unaffiliated insurance company a ceding fee for the continued administration of all insurance products.

In addition, Regional offers an “Auto Plus Plan” auto club product that is administered and serviced through a third-party provider. The product generally provides certain automobile, home, travel, and other services and benefits to customers, including emergency towing and roadside assistance, emergency locksmith service, automobile repair reimbursement, stolen car expense benefit, automobile insurance deductible reimbursement, limited legal services, and various travel and other discounts. As with the optional insurance products offered by Regional, any customer purchasing an Auto Plus Plan acknowledges that the purchase is optional and not a condition of the loan and that the plan may be cancelled within 30 days for a full refund.

Marketing Channels

Regional generates loans from new, current, and former customers through a variety of channels, including its branch network, centrally-managed direct mail program, retailers, and digital partners. Regional’s direct mail campaigns include pre-screened convenience check and pre-qualified mailings, as well as non-pre-screened invitations to apply. Direct mail campaigns are launched throughout the year, but are weighted to coincide with seasonal consumer demand and new branch openings. Collectively, these direct mail campaigns enable Regional to market its products to millions of potential customers in a targeted, cost-effective manner.

Direct mail campaigns include convenience checks sent to pre-screened individuals who are able to enter into a loan by cashing or depositing these checks, thereby agreeing to the terms of the loan as prominently set forth on the check and accompanying disclosures. Each individual that Regional solicits for a convenience check loan has been pre-screened through a major credit bureau against Regional’s underwriting criteria. In addition to screening each potential convenience check recipient’s credit score and bankruptcy history, Regional also uses a proprietary model that considers multiple credit bureau attributes to optimize the credit quality and response likelihood of potential recipients. When a borrower enters into a loan by cashing or depositing a convenience check, Regional’s branch personnel make a welcome call in an effort to gather additional information on the borrower to assist in servicing the loan and to offer additional products to meet the borrower’s financing needs.

Regional has also developed a consumer website and has partnered with digital lead generators to promote its products and to source loan applications via the Internet. Prospective customers are able to pre-qualify for one of Regional’s loan products through its website and are then routed to the nearest branch for further processing and loan closing.

Regional’s multiple channel platform provides it with a competitive advantage by giving Regional various mechanisms to attract new customers, re-capture former customers, and deepen relationships with existing customers.

Branch Network and Employees

Regional’s branch network, with 341 locations across nine (9) states as of March 31, 2018, serves as the foundation of its multiple channel platform and the primary point of contact with its approximately 363,000 active accounts. The substantial majority of Regional’s loans are originated by its branch employees, and nearly all loans, regardless of origination channel, are serviced through Regional’s branch network. By integrating loan origination and loan servicing at the branch level, Regional’s employees are able to establish and maintain relationships with their customers throughout the life of a loan. Regional believes that this frequent-contact, relationship-driven lending model provides greater insight into potential payment difficulties, improves credit performance, and leads to additional lending opportunities.

Regional has six (6) state vice presidents (each, a “State Vice President”) to oversee branch operations in its nine-state footprint. Several levels of management monitor and supervise the operations of each of its branches. Each branch is under the supervision of the branch manager (the “Branch Manager”), who in turn reports to a district supervisor (each, a “District Supervisor”). The Branch Manager oversees operations of the branch and is responsible for approving loan applications within the defined guidelines set forth in Regional’s Credit and Collection Policy. The Branch Manager is also directly responsible for the performance of his or her branch.

As of March 31, 2018, Branch Managers, on average, have been with Regional for more than five (5) years. Each branch is generally staffed with two (2) to six (6) employees, including one (1) or two (2) assistant managers and, in many branches, one (1) or more customer service representatives. Assistant managers and customer service representatives take and process loan applications, process payments, assist with marketing activities, prepare operational reports, contact past due customers, and conduct other collection activities. Larger volume branches may employ additional assistant managers and customer service representatives.

Regional’s District Supervisors are generally responsible for the performance of between six (6) and eleven (11) branches in their districts. Each State Vice President is responsible for the performance of all of the branches in his or her state or region. As of March 31, 2018, Regional’s State Vice Presidents averaged more than twenty-eight (28) years of industry experience and more than seven (7) years of service at Regional, while its District Supervisors averaged more than twenty-one (21) years of industry experience and six (6) years of service with Regional.

New employees must complete a comprehensive training curriculum that focuses on the company- and position-specific competencies necessary to be successful and compliant in their role. The training includes a blended approach, utilizing eLearning modules, hands-on exercises, webinars, and assessments. Training content is focused on Regional’s operating policies and procedures, as well as several key compliance areas. Incentive compensation for new employees is contingent upon the successful and timely completion of the required new hire training curriculum. All current employees also are required to complete annual compliance training and re-certification. Additional management and developmental training is provided for those employees identified as having high potential for advancement.

Loan Origination and Servicing System

In 2016, Regional entered into an agreement with Nortridge to transition to the Nortridge loan origination and servicing platform. From January 2016 to February 2018, Regional conducted a state-by-state phased implementation of the Nortridge platform in each of its states of operation. As of February 2018, all of Regional’s branches operate using the Nortridge platform. Prior to its use of Nortridge, Regional serviced its loan portfolio using a software package developed and owned by ParaData Financial Systems (“ParaData”).

Regional utilizes the Nortridge platform both to originate loans and to service its loan portfolio, and has invested in customizing the Nortridge platform to meet its needs based upon its specific products, processes, and reporting requirements. The Nortridge custom decision engine utilizes application information and a credit report detailing the applicant’s credit history to generate an initial credit decision and to guide Regional’s branch employees through the loan origination process to the final credit decision. Throughout the life of the loan, Regional employees utilize Nortridge to, among other things, enter payments, generate collection queues, and log collection activity. Nortridge also facilitates electronic and recurring payments, automated text messaging, and customer account access through a customer portal. Nortridge logs and maintains, within Regional’s centralized information systems, a permanent record of the loan origination and servicing approvals and processes, and permits all levels of branch and centralized management to review the individual and collective performance of all branches for which they are responsible on a daily basis.

Delinquency and Credit Loss Experience

The following table sets forth certain unaudited information, including delinquency and credit loss experience, of Regional with respect to its large loan portfolio for the periods ending as specified below, excluding those types of large loans identified in footnote 1 to the table.

	Portfolio Overview (1) (2) (Unaudited)
	Year Ended December 31,						Quarter Ended March 31,
$ in thousands	2012	2013	2014	2015	2016	2017	2018 (3)
Number of loans outstanding	10,618	10,273	11,341	35,991	49,207	70,233	74,220
Unpaid net balance of loans (4)	$39,078	$39,415	$43,378	$142,638	$204,229	$309,655	$327,351
Average unpaid net balance of loans	$36,357	$38,231	$39,565	$95,349	$178,075	$247,065	$322,520
Delinquency
30 to 59 days	$1,173	$1,044	$998	$1,977	$3,201	$5,144	$4,670
60 to 89 days	$512	$438	$437	$1,098	$2,331	$3,977	$3,339
90 days and over	$1,036	$977	$519	$1,566	$4,296	$6,506	$6,845
Delinquency as a % of unpaid net balance
30 to 59 days	3.0%	2.6%	2.3%	1.4%	1.6%	1.7%	1.4%
60 to 89 days	1.3%	1.1%	1.0%	0.8%	1.1%	1.3%	1.0%
90 days and over	2.7%	2.5%	1.2%	1.1%	2.1%	2.1%	2.1%
Credit losses (including non-file claim receipts)	$2,106	$1,684	$2,159	$2,647	$8,073	$15,743	$4,991
Non-file claim receipts (5)	$199	$340	$457	$1,651	$4,792	$3,237	$1,192
Credit losses (excluding non-file claim receipts)	$2,306	$2,024	$2,616	$4,298	$12,865	$18,980	$6,184
Credit losses as a % of avg unpaid net balance (including non-file claim receipts) (6)	5.8%	4.4%	5.5%	2.8%	4.5%	6.4%	6.2%
Credit losses as a % of avg unpaid net balance (excluding non-file claim receipts) (6)	6.3%	5.3%	6.6%	4.5%	7.2%	7.7%	7.7%
Weighted-average APR	25.9%	27.2%	27.9%	28.6%	29.5%	29.2%	29.1%

(1)	The data in the table includes only large loans having an APR less than or equal to 36.00%, and excludes any large loan originated through a convenience check campaign or resulting from the renewal of a delinquent auto purchase loan.
(2)	Regional began actively marketing its large loan product around November 2014 with new underwriting guidelines and standards. Prior to that time, large loans were made generally to small loan customers with a need for a larger loan.
(3)	Credit losses as a percentage of unpaid net balances for the quarter ended March 31, 2018 are annualized.
(4)	The unpaid net balance generally reflects the outstanding balance of the loan, less unearned interest, fees, and charges.
(5)	See “Regional Consumer Loan Business—Optional Ancillary Product Offerings” and “Risk Factors—Risks Relating to Regional’s Business and Operations—Regional’s insurance operations are subject to a number of risks and uncertainties, including claims” in this private placement memorandum
(6)	The data does not reflect recoveries following charge-off.

UNDERWRITING STANDARDS

General

The following is a brief description of the underwriting policies and procedures used by Regional to underwrite large loans. Historically, Regional has modified these underwriting policies and procedures from time to time in order to comply with state and federal legal requirements and in other manners designed to enhance its large loan business. There can be no assurance that these underwriting policies and procedures will not change materially over time. As Regional identifies new processes and tools that may increase the accuracy and effectiveness of the underwriting, servicing, and collections process, Regional may implement such processes and tools. In addition, the underwriting policies and procedures described below are intended to be general descriptions of the policies and procedures that are generally applied in most cases, but there may be cases in which large loans are approved notwithstanding deviations or variances (whether intentional or unintentional) from the policies and procedures described below.

Underwriting standards are generally applied by Regional to evaluate the applicant’s credit standing, repayment ability, and the value and adequacy of collateral for a large loan. The underwriting standards serve as guidelines pursuant to which an applicant and collateral may be evaluated, and as such, there may be deviations from the underwriting standards described below in the approval of large loans. Regional considers numerous factors in evaluating a potential customer’s creditworthiness, such as debt-to-income ratios, length of current employment, duration at residence, and a credit report detailing the applicant’s credit history. Regional’s underwriting standards focus on the borrowers’ ability to affordably make loan payments out of their discretionary income, with the value of pledged collateral serving as a credit enhancement rather than the primary underwriting criterion. In the event of any renewal of an existing loan, other than pursuant to Delinquent Renewal underwriting criteria, the renewal loan would generally be subject to the same underwriting policies and procedures as any origination of a new large loan to a new borrower.

Loan Application

An applicant applying for a large loan is required to complete a loan application. The application is designed to provide Regional with pertinent information regarding the applicant’s assets, liabilities, income, credit history, employment history, and personal information, which Regional uses to assess the applicant’s creditworthiness and ability to repay a loan. With respect to present and former borrowers, this review would include an evaluation of Regional’s prior experience with the applicant.

Applicants may complete the loan application through a local branch or over the phone, with Regional employees entering application information directly into Nortridge. Regional has also developed a consumer website and has partnered with digital lead generators to promote its products and source loan applications via the Internet. Prospective customers are able to pre-qualify for one of Regional’s loan products through its website and are then routed to the nearest branch for further processing. In certain circumstances, Regional will permit a co-applicant and, in these instances, Regional generally takes the same actions for the co-applicant as it does for a single applicant.

Credit Report

Regional requires a credit report on each applicant for a large loan from a nationally-recognized credit reporting bureau. During the application process, Regional provides certain disclosures to the applicant, secures the applicant’s authorization to obtain the applicant’s full credit report, and then obtains the credit report from the credit bureau through the Nortridge system. The credit report typically contains information relating to the applicant’s credit history with local and national merchants and lenders, any installment debt obligations of the applicant, and foreclosure, bankruptcy, repossession, suit, or judgment against the applicant.

Borrower Identification and Anti-Fraud Policies

As part of the loan application process for large loans, the applicant is required to provide (i) one (1) form of primary identification consisting of a valid, government-issued photo identification card, which may include the borrower’s driver’s license, state-issued identification card, military identification, or passport (ii) proof of residency for the current or previous month, which may include the borrower’s lease agreement, valid auto insurance card or home owner’s insurance, or a recent bill or credit card statement dated within thirty (30) days, (iii) proof of income, which may include a recent bank statement, pay stub dated within thirty (30) days, leave and earning statement, tax return, or W-2, and (iv) a least three (3) references. Regional branch employees can verify each applicant’s current residence by checking with landlords or leasing agents, and can verify each applicant’s employment though telephone checks with employers and other employment references.

In the event a Regional branch employee receives an initial active duty, credit freeze, or fraud alert from the credit bureau during the application process, the employee is not permitted to extend credit to the applicant unless the applicant’s identity, address, employment, and credit information can be verified.

Income and Employment Verification

Loans are generally originated based on the full income documentation required by the Credit and Collection Policy in effect at the time of origination of the loans. The documentation that the Credit and Collection Policy requires to verify income generally includes the following: (i) self-employed earners must provide evidence of self-employment for the last four (4) years and either the applicant’s tax returns for the prior two (2) years or bank statements for the prior three (3) months, (ii) fixed wage earners must provide either a copy of their most recent paycheck stub, a completed employment verification form, or bank statements for the prior three (3) months, (iii) non-wage earners generally must provide a copy of their most recent signed bank statements verifying regular direct deposits and, in some cases, additional supporting information, and (iv) rental income earners must provide a copy of an unexpired rental agreement and the applicant’s tax returns for the prior two (2) years. Sources of income not supported by the aforementioned documentation are generally not given credit in the underwriting process absent an exception approved by a District Supervisor, State Vice President, or centralized underwriting team member.

Regional may verify employment through a review of the applicant’s recent tax returns, other tax forms (e.g., W-2 forms), current pay stubs, or bank statements. If Regional cannot verify employment in this manner, Regional may contact the applicant’s employer to verify employment status (e.g., full-time or part-time), job title, the length of employment of the applicant with such employer, and the applicant’s current salary paid by such employer. If an applicant is self-employed, Regional may use recent tax returns, bank statements, and other relevant information to verify the applicant’s self-employed status before a large loan is approved.

Debt-to-Income Ratio

Regional evaluates whether an applicant has sufficient income to support the debt service for a large loan by calculating the applicant’s “Debt-To-Income” (“DTI”) ratio based upon the information made available to Regional in connection with its underwriting process and, in certain cases described below, as estimated by Regional. An applicant’s DTI ratio represents the applicant’s monthly payment obligations (e.g., debt payments, housing expenses, etc., after giving effect to the new monthly debt payment associated with the Regional large loan applied for) expressed as a percentage of the applicant’s gross monthly income; provided, that if an applicant does not have a monthly housing expense at the time of his or her application, or such monthly housing expense is not verified by Regional, an estimated future monthly housing expense is typically included by Regional in the DTI calculation. The DTI ratio is a useful tool in assessing the monthly income necessary to service the applicant’s monthly payment obligations. Once calculated, the applicant’s DTI ratio is reviewed against Regional’s underwriting standards, as described herein.

Collateral

As part of the application process, Regional will obtain the borrower’s pledge of collateral as security for the large loan. Acceptable collateral on large loans includes vehicles or other titled assets and non-titled personal property. Regional branch employees will perform an in-person appraisal of any vehicle collateral pledged for a large loan using Regional’s multipoint checklist and will use one or more third-party valuation sources, such as the National Automobile Dealers Association Appraisal Guides, to determine an estimate of the collateral’s value. Regional’s District Supervisors and internal audit teams regularly review collateral documentation to confirm compliance with its guidelines. Regional perfects all security interests in each pledged vehicle by recording its lien on the title. Regardless of the value of the vehicle or other collateral, Regional’s policies are designed not to lend in excess of its assessment of the borrower’s ability to repay the large loan. Regional generally only initiates repossession efforts when an account is seriously delinquent, Regional has exhausted other means of collection, and in the opinion of management, the customer is unlikely to make further payments. Regional sells substantially all repossessed vehicles through sales conducted by independent automobile auction organizations, or to a lesser extent, private sales after the required post-repossession waiting period.

Lending Approval Limits

Lending approval limits for Regional employees are established on an individual basis, subject to limitations based on the employee’s position. The criteria for determining any single employee’s lending approval limit is based upon such employee’s level of experience and demonstrated lending judgment as evidenced by past performance. Approval limits for each Regional employee are recommended by the employee’s District Supervisor and State Vice President to Regional’s centralized underwriting team, which then provides final approval of the employee’s lending approval limit and programs the limit into Nortridge. In addition, the Director of Home Office Credit conducts an annual audit of the lending approval limits set in Nortridge at least once per year. Nortridge will not proceed with a loan closing if the loan amount is greater than the Nortridge user’s established loan approval authority.

Loan Application Review and Closing

When an application is complete and a credit report has been obtained, Regional uses standardized underwriting criteria, including an analysis called “SACC,” which stands for “Stability, Ability, Credit, and Collateral,” to assess the applicant’s eligibility for a loan product and, if qualified, to determine the loan product best-suited for the applicant’s needs. The SACC analysis provides for a complete assessment of the applicant’s overall credit history and ability-to-repay, including (i) length of current employment, duration in the area market, duration at residence, and prior payment history with Regional, if any, (ii) debt-to-income ratio, (iii) credit score, credit and payment history with other lenders, credit use and inquiries, and fraud alerts, and (iv) type of collateral pledged.

Nortridge contains a custom decision engine that utilizes application information and a credit report detailing the applicant’s credit history to produce an initial credit decision based on Regional’s underwriting guidelines. Nortridge then guides Regional’s branch employees through the loan origination process, including the entry of financial and collateral information, and ultimately generates a final credit decision. Where an applicant is declined for credit and a Branch Manager believes that an underwriting exception may be warranted, Regional’s policies allow for further review of the applicant’s credit application by a centralized underwriting team member, who reviews the credit application, assesses the applicant’s ability-to-repay, and determines whether to grant an exception.

If an applicant is approved for a loan by an employee having the requisite lending approval authority, the loan is closed in the branch by a branch employee. All required documentation for large loans generally is reviewed prior to and after the related large loan closing to ensure accuracy, proper completion, and satisfaction of any conditions to closing set forth in the loan approval. Loan proceeds are delivered to the borrower by delivery of a printed check to the borrower at the loan closing.

Loans originated on the ParaData software platform (prior to conversion to Nortridge) followed a similar underwriting process, including the use of the SACC assessment, except that ParaData did not have a decision engine that assisted Regional’s branch employees in evaluating the credit application.

Renewals

Renewals are an important part of Regional’s business. Renewals are primarily used to expand Regional’s lending relationship with performing customers. However, renewals may also be used as a servicing tool for past due customers, as further described below under “Servicing Standards—Collection of Past Due Accounts”. Renewals generally are extended to existing borrowers who have demonstrated an ability and willingness to repay amounts owed to Regional. Renewals typically refinance one or more of the applicable borrower’s loans into a single new loan, which in some cases will be for a larger principal balance than the customer’s original loan, though Regional permits renewals of existing loans at or below the original loan amount. In connection with any renewal of a loan other than pursuant to Delinquent Renewal underwriting criteria, the proposed new large loan is generally re-underwritten using the full credit review process and underwriting criteria in effect for new borrowers as of the time of such renewal. Regional also requires that the potential renewal loan provide a net tangible benefit to the borrower. The net tangible benefit criteria set forth in the Credit and Collection Policy requires that the proceeds generated by the renewal loan must not be less than the lesser of either: (i) 10% of the net payoff balance of the renewed loan, or (ii) $100 dollars. If the potential renewal loan does not meet the net tangible benefit criteria set forth in the preceding sentence, then the renewal loan application will be denied. Regional also takes into consideration the customer’s performance with Regional during the renewal loan underwriting process.

Compliance with Local, State and Federal Lending Laws

Regional maintains robust systems and operational controls in an effort to ensure compliance with applicable federal and state lending laws. These systems and controls are supported by Regional’s legal, regulatory compliance, and internal audit functions.

SERVICING STANDARDS

General

The following is a brief description of the servicing policies and procedures used by Regional to service large loans. Historically, Regional has modified these servicing policies and procedures from time to time in order to comply with state and federal legal requirements and in other manners designed to improve its servicing and collections outcomes. In addition, as Regional identifies new processes and tools that may increase the accuracy and effectiveness of the servicing and collections process, Regional may implement some of such processes and tools. There can be no assurance that these policies and procedures will not change materially over time. In addition, the servicing policies and procedures described below are intended to be general descriptions of the policies and procedures that are applied in substantially all cases, but there may be cases in which there are exceptions with respect to the servicing of particular loans.

Servicing, Billing and Payments

The responsibility for the initial servicing and collections of each large loan rests with the originating branch. Branches generally service all current loans, as well as loans that are in the early stages of delinquency (i.e., 1 to 59 days past due at the close of business of any particular month). If a loan becomes 60 or more days past due, a branch may receive co-collection assistance from Regional’s centralized servicing facility, described in greater detail below. Control of credit quality is part of Regional’s incentive compensation program for Branch Managers, District Supervisors, State Vice Presidents, and senior management, and as such, delinquency and net credit losses have an impact on the incentive compensation that can be earned by such employees.

Borrowers who have signed up for online account access have on-demand access to their account information through Regional’s website. In addition, borrowers may elect to receive automated, one-way text messages with information regarding their account, including payment reminders. If a regular payment has not already been made, a customer who has elected to receive text messaging services will be reminded via text of his or her regular payment amount, due date, and the branch’s telephone number ten (10) days prior to the due date, on the due date, and three (3) days prior to any late fee being charged. The text messaging service is integrated with the Nortridge platform, and customers have the option of opting out of text messaging services at any time. In addition to online account access and text messaging services, Regional’s customers may call or visit their local branch during normal office hours to retrieve their account information.

Borrowers have the option of making payments (i) in person at a Regional branch where they may pay by cash, check, money order, debit, or immediate, one-time future, or recurring ACH, (ii) through Regional’s customer portal via debit or immediate, one-time future, or optional recurring ACH, or (iii) by immediate or one-time future debit or ACH over the phone. As of March 31, 2018, in-branch payments accounted for approximately 61% of all large loan payments during the first quarter of 2018. Other payment methods, such as by phone or through Regional’s customer portal, account for the remainder of payments. Approximately 44% of all large loan payments were made electronically during the first quarter of 2018. Regional’s borrowers are not permitted to pay using a credit card, and Regional does not expect to offer credit card payment as an option in the future.

While in-person branch payments remain an important element of Regional’s operating model, as they permit close contact with customers for purposes of servicing and generating additional opportunities for loan originations, there has been an increasing trend among customers to make payments by electronic payment channels.

There can be no assurances that the trend toward increased usage of electronic payment methods will remain at current levels, increase, or decrease over time.

All cash payments received at the branches are required to be deposited by branch employees on the day they are received in either one of the Wells Fargo Depository Accounts, one of the state depository accounts established at Bank of America, N.A, or one of the bank accounts established at a local state bank, and in each case, amounts deposited therein are either transferred pursuant to a wire or an ACH transfer on a daily basis into the Bank of America Master Depository Account.

Collection of Past Due Accounts

As a general matter, branch and centralized servicing personnel, along with all levels of management, review daily delinquency information for large loans. Subject to applicable law and the terms of the applicable contract, collection activities (and the use of the strategic tools and servicing solutions described below) generally begin on the day any payment on a large loan becomes past due. Routine collection activities for a past due large loan include letters, telephone calls, and automated, one-way text messaging to the borrower. If Regional is unable to contact a borrower and has reason to believe that the borrower’s contact information is no longer accurate, then as part of its routine collection efforts, Regional may attempt to contact the borrower’s references by telephone solely for the purpose of locating the borrower.

Regional personnel also review the borrower’s loan file and individual circumstances to determine whether the borrower purchased any optional insurance products (e.g., involuntary unemployment insurance or accident and health insurance) and whether the borrower’s delinquency was caused by an insured event (e.g., covered job loss or disability). In the event that coverage is triggered, Regional personnel assist the borrower through the claims filing process.

If a customer has enrolled in Regional’s text messaging program and is late on his or her regular payment, the customer will receive a payment reminder three (3) days prior to a late fee being charged, on the day the late fee is charged, and seven (7) days after the late fee is charged. In addition, the customer will receive a text message alert if a payment is returned due to non-sufficient funds. The text messaging service is integrated with the Nortridge platform, and customers have the option of opting out of text messaging services at any time.

In March 2017, Regional launched a test pilot program in which certain branches receive “co-collection assistance” from Regional’s centralized servicing facility located in Greer, South Carolina. When a large loan becomes sixty (60) or more days delinquent, Regional’s centralized servicing facility may begin supporting the branch’s collection efforts through a co-collection model, though ultimate collection and servicing responsibilities remain with the branch. There are approximately 44 designated centralized servicing employees that assist approximately 50% of Regional’s branches with the co-collections process.

If a customer is unable to make the required payments to bring his or her loan current, acceptable solutions to remedy a past due large loan include: (i) deferment of payment, (ii) Delinquent Renewal, and (iii) settlement. All solutions are intended to enable the large loan customer to meet his or her current and future obligations in a manner that Regional believes will mitigate Regional’s risk with respect to the large loan, while also complying with state and federal law and regulations and the Credit and Collection Policy.

From time to time in accordance with the Credit and Collection Policy, Regional may offer borrowers the opportunity to defer one or more payments on their large loan by extending the date on which payment is due. Prior to granting a deferral and depending on the state of origination, Regional typically requires the borrower to pay a deferral fee or make a partial payment on the large loan. All deferrals must be approved by the Branch Manager or an employee with more senior authority, and to be approved, deferments must bring the account contractually current. Under the Credit and Collection Policy, borrowers are limited to two deferments in a rolling twelve-month period unless it is determined, in accordance with the Credit and Collection Policy, that an exception is warranted.

Regional may offer a renewal loan to borrowers who are one (1) or more days contractually past due utilizing underwriting criteria that is less stringent than that applied to regular renewal loans and to loans to new borrowers (a

“delinquent renewal”). Delinquent renewals generally are designed to better position the borrower to meet his or her monthly payment obligations. In order to qualify for a delinquent renewal, the borrower must have made the first three (3) contractual payments and at least one (1) payment within the past two (2) calendar months, and the borrower must have a verifiable source of income. Delinquent renewals may only be approved by Regional’s centralized underwriting team, may not include any cash advance to the borrower, may not include any type of origination fee or other charge, and may not result in an increase in the monthly payment or the effective interest rate. In addition, in certain instances, Regional’s centralized underwriting team may approve a reduction in the effective interest rate and/or an extension of the original term, in each case with the goal of lowering the borrower’s monthly payment obligation. Delinquent renewals generally are permitted only once in a rolling six-month period.

In certain limited circumstances where a borrower is severely delinquent, has shown a consistent pattern of delinquency, or has demonstrated severe financial distress, Regional may offer a type of delinquent renewal referred to as a “sunset renewal” in Regional’s Credit and Collection Policy. The effective interest rate of a sunset renewal must be reduced to 18%, the monthly payment must be reduced, and the borrower is thereafter ineligible for any type of renewal loan or monthly payment deferment. Sunset renewals are offered in each of Regional’s origination states except for North Carolina and New Mexico. A “delinquent renewal” described in the preceding paragraph and a “sunset renewal” described in this paragraph shall collectively be referred to as a “Delinquent Renewal.”

Regional may also agree to settle a past due large loan (a “Settlement”) by accepting less than the full principal balance owned. Once a Settlement is accepted and the customer pays the agreed upon payment, the remainder of the balance is written-off. A Settlement is only used by Regional in certain limited cases and is only offered once Regional has determined that it is unlikely to collect the entire outstanding balance of the loan. All Settlements must be approved by a State Vice President, provided that the State Vice President must first obtain approval from Regional’s Chief Operating Officer or Chief Risk Officer for Settlements of less than 75% of the net payoff balance of the loan.

Certain non-routine collection activities on a past due large loan may also be undertaken and may include employing third-party software and the Internet to ascertain the whereabouts of a borrower, repossession of collateral securing a large loan, and litigation. Repossession and litigation are generally used only as a last resort after all other collection efforts to resolve the delinquency and to protect Regional’s interest in the loan are exhausted.

Repossessions are initiated by Regional as a final remedy only when an account is seriously delinquent, Regional has exhausted other means of collection, and in the opinion of management, the customer is unlikely to make further payments. When a past due account is secured with a lien on vehicle, the Branch Manager must make a recommendation whether the collateral should be repossessed. Regional’s centralized underwriting team must approve all repossession orders, and the repossession coordinator handles all repossession processes, including sending all post-repossession notices in compliance with applicable law. In the case of a past due account that is secured with a lien on non-essential household goods, a District Supervisor must approve all repossession orders and coordinates all repossession processes, including sending all post-repossession notices in compliance with state regulations. If the debtor does not redeem the collateral, it is liquidated. Regional sells substantially all repossessed vehicles through sales conducted by independent automobile auction organizations, or to a lesser extent, private sales after the required post-repossession waiting period. The liquidation proceeds are applied to the account, and Regional sends the disposition of proceeds letter to the customer by certified mail. If there is a deficiency balance, the branch and/or centralized servicing facility attempts to collect the deficiency using all available resources and collection tools, including legal action.

Another final remedy for a past due loan prior to charge-off is the pursuit of legal action against the borrower. Prior to initiating and approving any such legal action, a District Supervisor will determine whether legal action is warranted based upon an assessment of the collectability of the loan and the anticipated cost of pursuing legal action against the borrower. Legal actions are handled by Branch Managers in those jurisdictions with small claims courts that do not require an attorney, or are otherwise referred to an external approved attorney or submitted to the internal legal department, as applicable.

Consistent with the Credit and Collection Policy, from time to time it may be determined that an alternative solution (other than as described above) is necessary to avoid default and/or to facilitate repayment from a customer. In such cases, the applicable Branch Manager may elevate the matter to senior management, which has authority to approve certain exceptions and, in some cases, provide customized solutions, in each case outside of the processes outlined above.

Charge-Off and Sale

Pursuant to the Credit and Collection Policy, large loans are generally charged-off in full when they reach the status of 180 days contractually delinquent, though they may be charged-off in whole or in part at less than 180 days contractually delinquent following a Settlement, the death of the borrower, or a borrower bankruptcy event. District Supervisors are responsible for identifying large loans that have reached 180 days contractually delinquent and are therefore eligible for charge-off. Following approval of each charge-off by a centralized team member, District Supervisors coordinate the charge-off process in Nortridge and with the branch.

Regional typically charges off bankruptcy loans in advance of the loans becoming 180 days contractually delinquent. In the event that a borrower of a large loan is the subject of a Chapter 7 proceeding under the Bankruptcy Code, the following standards for charging-off the large loan typically would apply: (i) Soft Secured Loans are charged-off upon becoming sixty (60) days contractually delinquent, and (ii) Hard Secured Loans are charged-off when the underlying collateral is sold, but in any event prior to such loan becoming more than 180 days contractually delinquent. In the event that a borrower of a large loan is the subject of a Chapter 13 proceeding under the Bankruptcy Code, the following standards for charging-off the large loan typically would apply: (i) Soft Secured Loans are charged-off upon becoming sixty (60) days contractually delinquent, and (ii) Hard Secured Loans are only charged-off in the event that the bankruptcy plan is not confirmed, or if such bankruptcy plan is confirmed and Regional decides not to pursue a motion for relief, only after the borrower debtor becomes sixty (60) days past due on the bankruptcy plan payments.

In rare circumstances, a loan may be held from charge-off for a maximum of thirty (30) days with the approval of the State Vice President, Chief Risk Officer, and Chief Financial Officer. A charge-off hold may be approved where, for example, payment proceeds are anticipated from an insurance claim or collateral liquidation, a bankruptcy plan is expected to be confirmed wherein Regional will be a secured creditor, or Regional’s Legal or Compliance departments have requested a charge-off hold due to extenuating circumstances.

From time to time, Regional has sold pools of charged-off loans to third-party buyers. Regional may continue to sell charged-off loans in the future as part of its comprehensive recovery strategy.

Records Management, Storage, and Disaster Recovery

The physical customer loan file for each large loan is maintained at the applicable branch location where such large loan was originated. If servicing of a large loan is transferred from one branch to another, the loan files relating to such large loan are transferred to the new servicing branch. Regional uploads to, and maintains in, the Nortridge system scanned electronic copies of each large loan installment contract and any related certificates of title. Loan files are stored and retained in compliance with state and federal law, with retention generally lasting for seven (7) years from the date that the loan is paid off or charged off.

Regional’s data centers are located in Greenville, South Carolina (primary) and Asheville, North Carolina (secondary). The hosting provider is a regional vendor operating at several sites in the Carolinas. All of the internal private infrastructure is virtualized and replicated between data centers in real time. In December 2017, the full failover and rollback capability of this infrastructure was successfully tested for several servers. Full failover and rollback capability is tested on an annual basis, and partial testing occurs on a monthly basis. Regional’s wide-area network is redundantly triangulated between each of the data center locations and the home office facility in Greer, South Carolina. Full system backups are executed daily, and incremental backups are also conducted throughout the day.

Branch servicing and collection practices may change over time as necessary to comply with state or federal legal requirements and in other manners designed to enhance Regional’s large loan business. In addition, as Regional identifies new practices and tools that Regional believes will increase the accuracy and effectiveness of underwriting, servicing, and collections in the branches, Regional may implement the practices and tools to better manage risk.

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RISK FACTORS

Risks Relating to Regional’s Business and Operations

Regional’s insurance operations are subject to a number of risks and uncertainties, including claims.

Regional markets and sells optional credit life, accident and health, personal property, involuntary unemployment, and vehicle single interest insurance in connection with Regional’s loans in selected markets as an agent for an unaffiliated third-party insurance company. In addition, Regional collects a fee from obligors under Soft Secured Loans and uses such fee to acquire non-file insurance from an unaffiliated insurance company that protects Regional from credit losses that may be incurred as a result of Regional’s decision not to perfect its security interest in certain personal property collateral in connection with such Soft Secured Loans. The unaffiliated insurance company cedes all of these insurance policies to Regional’s wholly-owned reinsurance subsidiary, RMC Reinsurance, Ltd., which then bears the full risk of the policies. Insurance claims and policyholder liabilities are difficult to predict and may exceed the related reserves set aside for claims and associated expenses for claims adjudication.

The optional credit insurance products offered to obligors insure the personal loan obligor’s payment obligations on the related personal loan in the event of such personal loan obligor’s inability to make monthly payments due to death, disability or involuntary unemployment, or in the event of a casualty event associated with collateral. Payment of the associated premiums can be made by the obligor separately, but except in very rare instances, the personal loan obligor finances payment of the premium and it is included in the principal balance of the applicable personal loan. The financing of credit insurance product premiums generally represents approximately 12% of the aggregate amount financed of Regional’s large personal loan portfolio. A credit insurance product in respect of a personal loan may be cancelled if, for example, (i) the owner or servicer of the personal loan requests cancellation due to the personal loan obligor’s default on obligations under the related personal loan, (ii) the personal loan obligor prepays the principal balance of the personal loan in whole or (iii) the personal loan obligor elects to terminate the credit insurance prior to the expiration of the term thereof (which the personal loan obligor may do at any time). Generally, upon any cancellation of credit insurance, the related personal loan obligor will be entitled to a refund of the unearned premium for such credit insurance, which is typically effected by making a corresponding reduction in the principal balance of the personal loan. The insurance companies providing such credit insurance have agreed to reimburse Regional for unearned premiums that are refunded to the personal loan obligor. Despite the foregoing, there can be no assurance that such insurance companies will have sufficient funds to make such payments, which could result in increased losses on the large personal loans.

A portion of recoveries reflected in the net loss and delinquency tables presented herein are attributable to claims payments and reimbursement payments that insurance companies were obligated to make in respect of claims on and cancellations of such credit insurance, but personal loan obligors are not required to purchase credit insurance products, and there can be no assurance as to the number of loan obligors that will purchase credit insurance.

The non-file insurance product protects Regional from credit losses in the event that, after the occurrence of an event of default under a Soft Secured Loan, Regional is unable to take possession of personal property collateral because its security interest in such personal property collateral is not perfected (for example, in certain instances where an obligor files for bankruptcy and Regional’s claim is deemed to be unsecured because it has not taken action to perfect its security interest in the related personal property collateral). In such circumstances, the non-file insurance generally will pay an amount equal to the lesser of the loan balance or the collateral value. In recent years, as large loans have become a larger percentage of Regional’s portfolio, the severity of non-file claims has increased and non-file claims expenses have exceeded non-file insurance premiums. Regional is considering various ways to lower its non-file insurance claims, and it is uncertain whether the non-file insurance product will be available to Regional in the future on the same terms as it is today. If the unaffiliated insurance company were to enforce limitations on Regional’s non-file loss ratios, losses on the loans could increase.

Other risks relating to Regional’s insurance operations include changes to laws and regulations applicable to Regional, as well as changes to the regulatory environment. Examples include changes to laws or regulations affecting Regional’s ability to offer one or more of its insurance products or the way in which such products are offered; capital and reserve requirements; frequency and type of regulatory monitoring and reporting; consumer privacy, use of customer data, and data security; benefits or loss ratio requirements; insurance producer licensing or appointment requirements; required disclosures to consumers; and collateral protection insurance (i.e., insurance purchased at the obligor’s expense on the obligor’s automobile collateral for the periods of time the obligor fails to adequately, as required by his or her loan, insure that collateral). Moreover, Regional’s insurance operation is dependent on its lending operation for its sole source of business and product distribution. If Regional’s lending operations discontinue offering insurance products, Regional’s insurance operations would have no method of distribution. Further, if the insurers are for any reason unable or unwilling to meet their claim payment obligations or if fewer loan obligors purchase credit insurance protection in respect of the loans, losses on the loans could increase.

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GLOSSARY OF TERMS

“Hard Secured Loan” shall mean a loan that is, as of the date of the origination thereof, secured by a lien on one or more Titled Assets.

“Soft Secured Loan” shall mean a loan that is, as of the date of the origination thereof, secured by untitled assets, including but not limited to, personal property, such as furniture, electronic equipment or other household goods, subject to limitations imposed by applicable law on the taking of non-purchase money security interests in such items.

“Titled Asset” shall mean a motor vehicle, boat, titled trailer or other asset for which, under applicable State law, a certificate of title is issued and any security interest therein is required to be perfected by notation on such certificate of title or recorded with the relevant Governmental Authority that issued such certificate of title.